Exhibit 10.29

PERSONAL AND CONFIDENTIAL

April 2, 2009

Mark A. Radtke
3240 Crystal Creek Ct
Green Bay, WI 54313-8554

Re: Incentive Agreement

Dear Mark:

As you know, Integrys Energy Group, Inc., (the “Company”) is engaged in a restructuring process for its wholly owned subsidiary, Integrys Energy Services, Inc. (“TEGE”).  This restructuring may involve the sale or transfer of all or portions of TEGE’s and its subsidiaries’ business, and/or an internal reorganization or re-sizing of that business (collectively, the “TEGE Restructuring”). In an effort to ensure business continuity, preserve value and facilitate the TEGE Restructuring (the “Objective”), the Company is therefore willing to enter into this incentive agreement (this “Agreement”) with you, subject to the provisions set forth herein.

1.
Definitions.  In this Agreement, the following terms have the meanings indicated:  (a) “Purchaser” means any person or entity that acquires part or all of TEGE or TEGE’s business in connection with the TEGE Restructuring, specifically excluding TEGE itself, the Company, and any entity 80% or more of whose equity interest is owned, directly or indirectly, by the Company; and (b) “Acquisition” means the acquisition of part or all of TEGE or TEGE’s business by a Purchaser in connection with the TEGE Restructuring.

2.
Eligibility Guidelines.  The Company, in its reasonable discretion, will determine whether you are eligible to receive an award of the target incentive (“TEGE Restructuring Incentive”) under this Agreement.  In determining your eligibility for the TEGE Restructuring Incentive, the Company will consider several factors including but not limited to  the following:

a.	The Company and TEGE obtain the Objective pursuant to the TEGE Restructuring;
b.	You accomplish a sale of all or major core portions of the TEGE business obtaining full value for the forward book and the return of working capital;
c.	You accomplish a sale of substantial parts of the TEGE business such as product or regional forward books;
d.	You accomplish a timely wind-down of the TEGE business;
e.	You accomplish an alternative result agreed to and approved by the Company;
f.	You maintain a Company value perspective in all decisions;
g.
You cooperate fully in achieving the TEGE Restructuring and meeting the Objective, including but not limited to cooperating with all constituents such as the Company management team, internal service provider, and third party service providers (investment bankers, consultants, outside counsel and others associated with the TEGE Restructuring.)

You have no entitlement to a TEGE Restructuring Incentive unless and until you are awarded a TEGE Restructuring Incentive by the Company.

3.
Amount and Payment. The amount of your target TEGE Restructuring Incentive is $1,500,000 (One Million Five Hundred Thousand Dollars).  This is a target amount only and may be modified by the Company in its discretion.  As soon as practicable after the date on which the Company determines that the TEGE Restructuring has been completed (the “TEGE Restructuring Completion Date”), the Company shall determine under Paragraph 2 whether a TEGE Restructuring Incentive will be awarded.  Unless a forfeiture condition identified in Paragraph 4 applies, or the Company determines you are otherwise ineligible to receive the TEGE Restructuring Incentive pursuant to Paragraph 2, the TEGE Restructuring Incentive will be paid as soon as reasonably possible after the date on which the Company awards a TEGE Restructuring Incentive to you but not later than March 15 of the calendar year following the calendar year in which the Company awards a TEGE Restructuring Incentive to you. The payment will be reflected as a bonus payment subject to usual and customary withholding amounts.  It will be directly deposited into your primary account as shown in our records.

4.
Forfeiture.  You shall forfeit your right to the TEGE Restructuring Incentive if (i) you voluntarily terminate your employment with TEGE or the Company before the TEGE Restructuring Completion Date, except for a termination in conjunction with your accepting employment, with Company’s consent, with a Purchaser in connection with an Acquisition; (ii) your employment is terminated by TEGE or the Company for cause before the TEGE Restructuring Completion Date; or (iii) you die or become disabled before the TEGE Restructuring Completion Date.  For purposes of this Agreement, “cause” shall mean (I) your violation of Paragraph 5 (Confidentiality) or any other provision of this Agreement, (II) willful misconduct by you or regular neglect in the performance of your duties and responsibilities to TEGE or the Company, or unsatisfactory job performance by you, or (III) your violation of any written agreement between you and TEGE and/or the Company, or your violation of any TEGE or Company policy or agreement, including but not limited to any policy concerning fair employment practices, confidentiality, non-solicitation or non-competition.  “Disability” or “disabled” shall have the meaning set forth in the long-term disability benefits plan (permanent disability) covering employees of TEGE or the Company.

5.
Confidentiality.  The TEGE Restructuring Incentive is payable to you only if you keep the existence and terms of this Agreement strictly confidential.  You agree not to disclose this Agreement or any information concerning this Agreement to other employees of TEGE, the Company or its affiliates, or to any TEGE or Company customers or suppliers, or to any other third party, except your spouse, attorney, financial advisor, accountant, or as may be required by law.  This confidentiality commitment on your part is material to this Agreement and will remain in full force and effect after any TEGE Restructuring Incentive is paid.

6.	Terms and Conditions. The following terms and conditions also apply to this Agreement:

(i)           The offer or provision of any TEGE Restructuring Incentive under this Agreement is not an offer of a contract of employment by TEGE or the Company and does not alter your current employment status with TEGE or the Company.

(ii)           You may not sell, assign, pledge or otherwise transfer your right to any portion of the TEGE Restructuring Incentive, and any purported sale, assignment, pledge or transfer is void.

(iii)           In the event that any arbitrator or court of competent jurisdiction holds or finds any term or provision of this Agreement to be invalid or illegal under applicable law, the remaining terms and provisions shall continue to be fully effective.

(iv)           It is expressly understood and agreed that if you receive payment of the TEGE Restructuring Incentive in accordance with this Agreement, that payment is in addition to any other compensation or benefits for which you may be eligible by reason of your employment with TEGE or the Company. Notwithstanding the foregoing, in the event your Key Executive Employment and Severance Agreement with the Company dated January 1, 2009, is triggered prior to the TEGE Restructuring Completion Date, the Company reserves the right to modify the target TEGE Restructuring Incentive set forth herein.

(vi)           Any amounts paid hereunder are not intended to constitute “deferred compensation” subject to the election and distribution requirements of Section 409A of the Internal Revenue Code.

(vii)           Notwithstanding any other provision of this Agreement, if any portion of any TEGE Restructuring Incentive awarded to you, in conjunction with any other payment to which you are entitled under any other agreement with or plan of the Company or its affiliates (in its aggregate, “Total Payments”), would constitute an “excess parachute payment” that is subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision, then the Total Payments to be made to you shall be reduced such that the value of the aggregate Total Payments that you are entitled to receive shall be One Dollar ($1) less than the maximum amount which you may receive without becoming subject to the tax imposed by Section 4999 of the Code (or any successor provision); provided that the foregoing reduction in the amount of Total Payments shall not apply if the after-tax value to you of the Total Payments prior to reduction in accordance with this paragraph is greater than the after-tax value to you if Total Payments are reduced in accordance with this paragraph.  For purposes of determining the after-tax value of Total Payments, you will be deemed to pay federal income taxes and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the TEGE Restructuring Incentive is to be paid and state and local income taxes at the highest marginal rates of taxation in the state and locality of your domicile for income tax purposes on the date the TEGE Restructuring Incentive payment is made, net of the maximum reduction in federal income taxes that may be obtained from deduction of such state and local taxes.

(viii)           No verbal or written representations made by TEGE or Company employees or others that are contrary or in addition to the terms set forth in this Agreement shall be binding upon TEGE, the Company, or any other affiliate of the Company, or their respective shareholders, directors, officers, employees or agents.  As used in this Agreement, the term “TEGE” also includes any successor in interest to TEGE.  This Agreement may be amended only in a writing signed by you and by the Executive Chairman or President and CEO of the Company.

(ix)           In the event of any dispute or controversy over the meaning or application of any provision of this Agreement, you and the Company shall meet to discuss the dispute and attempt to resolve it in good faith.  If you and the Company are unable to resolve the dispute, however, you agree that it will be submitted to an arbitrator for final and binding resolution, pursuant to the rules of the American Arbitration Association.  Any such arbitration shall take place in Wisconsin.  This Agreement shall be governed by the internal laws of the State of Wisconsin.

(x)           Any amounts paid hereunder shall not constitute compensation for purposes of any retirement plan or other plan, program, policy or contract covering the Company and its affiliates and shall not entitle you to a benefit under any plan, program, policy or contract which is greater than the benefit to which you would have been entitled had such amounts not been paid.

Please confirm your agreement with and acceptance of the terms of this Agreement by dating and signing the enclosed copy and returning it to me no later than April 24, 2009.

Sincerely yours,

/s/ Larry L. Weyers

Larry L. Weyers
Executive Chairman
Integrys Energy Group, Inc.

Accepted and Agreed to:

Signature: /s/ Mark A. Radtke

Print Name: March A. Radtke

Date:  6/30/09